CSW Energy, Inc.
                        Intercompany Service Transactions
                  For the Twelve Months Ended December 31, 1997
                                   (Unaudited)

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


              Name                          Type of Service                 Amount
----------------------------------     -------------------------------   -------------
Central and South West Services, Inc.  Salaries, overheads, and travel     $2,772,116
(Wholly owned subsidiary of            in support of CSW Energy, Inc.
Central and South West Corporation)    projects.

Central Power and Light Company        Salaries, overheads, and travel         29,067
(Wholly owned subsidiary of            in support of CSW Energy, Inc.
Central and South West Corporation)    projects.

Central and South West Corporation     Net Interest on cash advances        3,350,604
(Parent)                               provided to CSW Energy, Inc.
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